Contact:	Patrick Johnson, President & CEO (714) 241-4411 Matthew Hayden, Investor Relations Hayden Communications, Inc. (858) 704 - 5065

For Immediate Release

PRO-DEX, INC. ANNOUNCES THE ACQUISITION OF INNOVATIVE TECHNOLOGY IN DENTAL ANESTHESIA DELIVERY AND PAIN MANAGEMENT

SANTA ANA, CA, November 2, 2005 - PRO-DEX, INC. (NASDAQ: PDEX), a developer and manufacturer of embedded motion control and miniature rotary drive systems, serving the medical, dental, factory automation, and scientific research markets, today announced that it has acquired certain assets related to the dental business of IntraVantage Inc., the developer and marketer of intraosseous drug delivery technology for medical and dental applications.

Commenting on the acquisition, Patrick Johnson, President and Chief Executive Officer said, "Completing this transaction marks a new chapter in growth for Pro-Dex as it is indicative of how we intend to utilize the infrastructure we have put into place during the past three years, and leverage the profits and cash we have generated to enable us to benefit from products we have recently developed.  The IntraFlow™ Intraosseous Anesthesia Delivery System is the latest technology in pain management for the dental professional and represents a major breakthrough in providing fear management for the anxious dental patient. Acquiring the technology related to a product that we already exclusively manufacture will enable us to move one level of distribution closer to the end-user, reducing the cost of the product to the end-user while increasing the profitability of the product.  The promotion of the IntraFlow™ System fits seamlessly into our existing sales and marketing efforts for branded dental products and as such, we expect revenue growth from this product without a corresponding increase in expenses, and with an incremental increase to profit contribution."

The IntraFlow™ System is a one-step intraosseous (intraosseous meaning "within the bone") technology that minimizes the facial numbness and patient discomfort, during and after the dental procedure, which is normally associated with delivering profound local anesthesia. The IntraFlow System delivers effective, immediate anesthesia without the use of a traditional hypodermic needle. For the first time, anesthetic can now be delivered via proven intraosseous techniques, in a simple, one-step procedure providing immediate pain relief and profound pulpal anesthesia in about one minute. Given the success of the original IntraFlow™ Anesthesia Delivery System released in 2003, Pro-Dex was engaged by IntraVantage to design a more compact, better performing and ergonomically pleasing handpiece as the central component of the system.  Pro-Dex subsequently entered into an exclusive supply agreement with IntraVantage and began to deliver handpieces to IntraVantage in March of 2005 as previously announced.  IntraVantage began selling the product in limited distribution in July of 2005, efforts that will now be assumed and enhanced by Pro-Dex with the completion of this transaction. In addition to the sale of the handpiece, Pro-Dex will also be selling the disposable products related to the handpiece that are consumed with each clinical procedure, creating a recurring revenue stream of approximately $1.50 per use.

Pro-Dex paid approximately $1.1 million in cash to close the transaction with additional cash payments of $400,000 to be paid over the next four years and also expects to incur approximately $60,000 in extra-ordinary expenses related to the completion of the transaction. In addition, Pro-Dex will pay IntraVantage royalties on total net sales above pre-determined sales targets over the next five years and has licensed back to IntraVantage the rights to develop and sell non-dental products based on the acquired proprietary technologies.  Sales of the IntraFlow System are not expected to impact Pro-Dex's previously announced revenue guidance as anticipated sales of the product to IntraVantage were already included in previous guidance. In conjunction with this transaction, Pro-Dex will be reversing approximately $300,000 in sales to IntraVantage during the second fiscal quarter, sales that relate to product which was returned to Pro-Dex at the close of the transaction. Pro-Dex will also reduce its open order backlog by approximately $900,000 to eliminate all orders currently in place from IntraVantage. Additionally, this adjustment is not expected to unfavorably impact bottom-line earnings during the second quarter and the remainder of the year as the impact on profit was previously addressed through increased reserves for accounts receivable during the fourth quarter of fiscal 2005 and the first quarter of fiscal year 2006.

"According to the Surgeon General, 80% of patients dislike going to the dentist because they fear pain and do not like the lingering facial numbness caused by anesthesia, stated Mr. Johnson.  Patients who experience the IntraFlow System say it provides immediate comfort without the side effects usually associated with traditional syringe injections. With immediate onset, IntraFlow saves time and clinicians may work on multiple quadrants of the mouth during a single patient visit. Following treatment with the IntraFlow System, patients can resume normal activities such as eating, drinking and talking, without having to wait for the anesthesia to "wear off". While intraosseous anesthesia has been historically perceived as a supplemental procedure to traditional syringe delivered techniques, we believe that through effective education and promotion, the IntraFlow System will be viewed as a primary means of anesthesia, used in multiple quadrant restorative procedures and longer endodontic treatments. Consequently, we see the potential for this product to make significant inroads into a market where approximately 120 to 150 million injections are given each year in the US alone and where there have been no real broad-based innovations in dental anesthesia for decades."

Pro-Dex Inc., with operations in Santa Ana, California and Beaverton, Oregon, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate embedded motion control and miniature rotary drive systems, serving the medical, dental, factory automation, and scientific research markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.